Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-188858) on Form S-8 of Nicolet National Bank 401(k) Plan of our report dated June 15, 2023, with respect to the statements of net assets available for benefits of Nicolet National Bank 401(k) Plan as of December 31, 2022 and 2021, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2022, which report appears in the December 31, 2022, annual report on Form 11-K of Nicolet National Bank 401(k) Plan.

/s/ FORVIS, LLP

Springfield, Missouri
June 15, 2023